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                                  EXHIBIT 23.1

                             Consent of Independent
                          Certified Public Accountants




To the Board of Directors
of Kerr Group, Inc.:


We consent to the incorporation by reference in the Registration Statement No. 2-92721 on Form S-3, Registration Statement No. 33-3517 on Form S-3, Registration Statement No. 33-18463 on Form S-8 and Registration Statement No. 33-31347 on Forms S-3 and S-8 of Kerr Group, Inc. (Kerr or the Company) of our report relating to the balance sheets of Kerr as of December 31, 1996 and 1995 and the related statements of earnings (loss), common stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Kerr.

Our report dated March 25, 1997, contains an explanatory paragraph that states that the Company is in default of its current loan agreement and has not been successful in securing a new credit facility which raises substantial doubt about its ability to continue as a going concern. The financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.


                              KPMG Peat Marwick LLP




Harrisburg, Pennsylvania
March 27, 1997